Exhibit 16.1

June 5, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Paranovus Entertainment Technology Limited (formerly known as Happiness Development Group Limited) Form 6-K dated June 5, 2023, and we agree with the statements set forth in the Form 6-K, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

/s/ TPS Thayer LLC
TPS Thayer LLC
Sugar Land, Texas